Exhibit 5.1

August 24, 2020

Concho Resources Inc.

600 W. Illinois Avenue

Midland, TX 79701

Re:	Concho Resources Inc.

2.400% Senior Notes due 2031

Ladies and Gentlemen:

We have acted as counsel to Concho Resources Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the prospectus supplement, dated August 10, 2020, together with the prospectus included in the Registration Statement on Form S-3, file no. 333-225609, filed with the Commission on June 14, 2018 (the “Prospectus Supplement”) pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”), and the offering by the Company pursuant thereto of $500,000,000 aggregate principal amount of the Company’s 2.400% Senior Notes due 2031 (the “Notes”).

The Notes have been issued pursuant to the Indenture, dated as of September 18, 2009 (the “Base Indenture”), among the Company, the guarantors party thereto and Wells Fargo Bank, National Association, as Trustee (the “Trustee”), as amended and supplemented by the Seventeenth Supplemental Indenture in respect of the Notes, dated as of August 24, 2020, among the Company, the guarantors listed on Annex A (the “Guarantors”) and the Trustee (the “Supplemental Indenture”). The Base Indenture, as so amended and supplemented by the Supplemental Indenture, is herein called the “Indenture.” The Notes are guaranteed pursuant to the terms of the Indenture by the Guarantors (the “Guarantees”).

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Base Indenture, the Supplemental Indenture, the Notes, the Guarantees and such other documents, corporate records, certificates of officers of the Company and the Guarantors and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company, the Guarantors and others.

Concho Resources Inc.

August 24, 2020

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Notes are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, and the Guarantees of the Notes are legal, valid and binding obligations of the Guarantors obligated thereon, enforceable against such Guarantors in accordance with their respective terms.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York, the State of Texas and the United States of America and, to the extent relevant for our opinions herein, the Delaware General Corporation Law and the Delaware Limited Liability Company Act. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law and the Delaware Limited Liability Company Act as currently in effect and have made such inquiries as we consider necessary to render the opinions contained herein. We have further assumed without independent investigation that the operating agreement of each of the Guarantors that is a Delaware limited liability company constitutes a legal, valid and binding obligation of each party thereto, enforceable against it in accordance with its terms; to the extent our opinions herein are dependent on the interpretation of such agreement, it is based on the plain meaning of the provisions thereof in light of the Delaware Limited Liability Company Act. Without limitation, we do not express any opinion regarding any Delaware contract law. This opinion is limited to the effect of the current state of the laws of the State of New York, the State of Texas and the United States of America and, to the limited extent set forth above, the Delaware General Corporation Law and the Delaware Limited Liability Company Act and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B. The opinions above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws; (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (iii) any provision that would require payment of any unamortized

Concho Resources Inc.

August 24, 2020

original issue discount (including any original issue discount effectively created by payment of a fee); (iv) any purported fraudulent transfer “savings” clause; and (v) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

We consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K of even date herewith, and we further consent to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP

ANNEX A

Guarantors

Name	Form of Entity	Jurisdiction of Formation
COG Acreage LP	Limited partnership	Texas
COG Holdings LLC	Limited liability company	Texas
COG Operating LLC	Limited liability company	Delaware
COG Production LLC	Limited liability company	Texas
COG Realty LLC	Limited liability company	Texas
Concho Oil & Gas LLC	Limited liability company	Texas
Delaware River SWD LLC	Limited liability company	Texas
Mongoose Minerals LLC	Limited liability company	Delaware
Quail Ranch LLC	Limited liability company	Texas
RSP Permian, Inc.	Corporation	Delaware
RSP Permian, L.L.C.	Limited liability company	Delaware